EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, July 25, 2018



CHICAGO, ILLINOIS - July 25, 2018 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported second quarter and first half 2018 net sales and net earnings.

Second quarter 2018 net sales were $105,623,000 compared to $104,897,000 in second quarter 2017, an increase of $726,000 or 1%. Second quarter 2018 net earnings were $10,489,000 compared to $11,895,000 in second quarter 2017, and net earnings per share were $.16 and $.18 in second quarter 2018 and 2017, respectively, a decrease of $.02 or 11%.

First half 2018 net sales were $206,482,000 compared to $208,322,000 in first half 2017, a decrease of $1,840,000 or 1%. First half 2018 net earnings were $18,614,000 compared to $21,946,000 in first half 2017, and net earnings per share were $.29 and $.34 in first half 2018 and 2017, respectively, a decrease of $.05 per share or 15%.

Mrs. Gordon said, "Although second quarter 2018 sales increased over the comparable period, the timing of certain sales between second and third quarter in the comparative 2018 and 2017 periods contributed to this improvement in second quarter 2018. Second quarter and first half 2018 results were adversely affected by significant increases in freight and delivery expenses. Freight and delivery expenses reflect higher freight rates driven by increases in fuel costs and the continuing imbalance between supply and demand for over-the-road truck delivery. Increases in manufacturing wages and employee healthcare and other benefit costs, principally resulting from unfavorable experience under our self-insurance programs, and higher legal and professional fees also adversely impacted second quarter and first half 2018 results.

Gross profit margins were adversely affected by product mix and higher international sales where margins are generally lower. In addition, costs relating to quality improvements in product packaging and start-up of new manufacturing packaging lines being phased into service during the second and third quarters of 2018 also had an unfavorable impact on second quarter and first half 2018 gross profit margins. The Company is continuing its investments in its manufacturing operations and products to meet new consumer and customer demands, achieve quality improvements to increase consumer product acceptance, and achieve operational efficiencies. Manufacturing efficiencies driven by capital investments and ongoing cost containment programs mitigated some of these higher costs and expenses discussed above.

Second quarter and first half 2018 net earnings benefited from more favorable foreign exchange and a lower U.S. federal income tax rate resulting from U.S. tax reform legislation enacted in December 2017. The Company's effective income tax rate was 23.7% and 27.4% in second quarter 2018 and 2017, respectively, and 22.9% and 28.3% in first half 2018 and 2017, respectively. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in both second quarter and first half 2018."

















































                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                        JUNE 30, 2018 & 2017

                                             SECOND QUARTER ENDED
                                            2018              2017

Net Product Sales                      $ 105,623,000     $ 104,897,000

Net Earnings                           $  10,489,000     $  11,895,000

Net Earnings Per Share   *             	   $ .16             $ .18

Average Shares Outstanding *              64,190,000        65,138,000


                                               SIX MONTHS ENDED
                                            2018              2017

Net Product Sales                      $ 206,482,000     $ 208,322,000

Net Earnings                           $  18,614,000      $ 21,946,000

Net Earnings Per Share   *                 $ .29             $ .34

Average Shares Outstanding *              64,318,000        65,308,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 06, 2018 and April 17, 2017.